Exhibit 99.3

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4D — Half Year Report

Six months ended 31 December 2011

Results for announcement to the market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

	September 30,	September 30,	September 30,	September 30,	September 30,
				Six Months Ended 31 December 2011 US$000’s	Six Months Ended 31 December 2010 US$000’s

Revenues from ordinary activities	Down	42.7%	to	3,042	5,305
Profit (loss) from ordinary activities after tax attributable to members	Up	28.1%	to	(22,555)	(17,604)
Net profit (loss) for the period attributable to members	Up	28.1%	to	(22,555)	(17,604)

	September 30,	September 30,
Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues decreased from US$5.3 million during the six months ended 31 December 2010 to US$3.0 million during the six months ended 31 December 2011. This decrease was primarily attributable to a decline in revenues reflecting the Company’s discontinuance of its contract manufacturing business during the six months ended 31 December 2010.

Net loss increased from US$17.6 million during the six months ended 31 December 2010 to US$22.6 million during the six months ended 31 December 2011. The increase in the net loss was primarily attributable to an increase in research and development expenses related to the development of additional advanced drug delivery systems. These amounts were partially offset by a decrease in non-cash share based compensation expense during the six months ended 31 December 2011 resulting from certain awards that are subject to revaluation as well as a decline in non-research and development payroll expenses.

Basis of the Preparation of the Half Year Report

The half year report has been prepared in accordance with ASX Listing Rule 4.2A.3 and the disclosure requirements of ASX Appendix 4D.

The half year report has been prepared in accordance with accounting principles generally accepted in the United States of America.

The Board of Directors does not recommend that a dividend relating to the six months ended 31 December 2011 be paid. As such, there is no applicable record date.

Net Tangible Assets per Security

		September 30,		September 30,
	31 December 2011		31 December 2010
Net tangible assets per share	US$	0.76	US$	0.93
Net tangible assets per CDI	A$	0.13	A$	0.16

JIM BOSNJAK Chairman

Date: 10 February 2012

Half Year Report to 31 December 2011

Unilife Corporation ARBN 141 042 757

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